ADOPTION AGREEMENT

This Adoption Agreement, dated as of the 23rd of October, 2020 (this “Adoption Agreement”), by and among DST Systems, Inc. a Delaware corporation with its principal place of business at 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”), and RiverNorth/DoubleLine Strategic Opportunity Funds, Inc.., a Maryland corporation with its principal place of business at 325 North LaSalle Street, Suite 645, Chicago, Illinois 60654 (“RiverNorth/DoubleLine”).

RiverNorth wishes to add the RiverNorth/DoubleLine Strategic Opportunity Fund Preferred Shares as an additional product (“Additional Product) serviced under that certain Agency Agreement, dated as of October 24, 2018, originally by and among DST and RiverNorth Opportunistic Municipal Income Fund, Inc. and joined as of December 2, 2019 (the “Agreement”) by RiverNorth/DoubleLine and RiverNorth Managed Duration Municipal Income Fund, Inc.(collectively, the “RiverNorth Funds”); and Additional Product hereby agrees to (a) become a party to the Agreement, and (b) be bound by all terms and conditions of the Agreement as a “Company” (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement or an Ancillary Agreement (if applicable), respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement.

Each of DST and the RiverNorth Funds hereby agree to accept the Additional Product as a party to the Agreement (or Ancillary Agreement, if applicable) and that the Additional Product shall be a “Company” or “Party” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement. The parties acknowledge and agree that the liability of the Additional Product and the RiverNorth Funds shall be several, but not joint.

The parties acknowledge that Schedule I attached hereto lists all active funds under this Adoption Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

RIVERNORTH OPPORTUNISTIC	DST SYSTEMS, INC. MUNICIPAL INCOME FUND, INC.

By:	By:

Print Name: Marcus Collins	Print Name: Rahul Kanwar
Title: Secretary and CCO	Title: Authorized Representative

RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND, INC.

By:

Print Name: Marcus Collins Title: Secretary and CCO

RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:

Print Name: Marcus Collins
Title: Secretary and CCO___________________

RIVERNORTH FLEXIBLE MUNICIPAL INCOME FUND, INC.

By:

Print Name: Marcus Collins
Title: Secretary and CC

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SCHEDULE I
LIST OF FUNDS

Name:

•	RIVERNORTH OPPORTUNISTIC MUNICIPAL INCOME FUND, INC. (“RMI”)

•	RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND, INC. (“RMM”)

•	RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC. (“OPP”)

•	RIVERNORTH FLEXIBLE MUNICIPAL INCOME FUND, INC. (“RFM”)

•	RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC. PREFERRED SHARES (‘OPP PREFERRED”)

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